Exhibit 99.1

Enveric Biosciences Reports Financial Results and Provides Corporate Update for

Fourth Quarter and Fiscal Year Ended 2025

Product Development Highlights:

●	Reported positive preclinical results for lead drug candidate EB-003, showing statistically significant improvements in animal models of severe chronic depression and despair and in post-traumatic stress disorder (PTSD)
●	Identified neuroplastogen candidates with potential to promote brain-derived neurotrophic factor (BDNF) signaling, an established therapeutic target for neurodegenerative disease

Corporate and Business Development Highlights:

●	Announced the withdrawal of the Post-Grant Review (PGR) petition filed by Gilgamesh Pharmaceuticals against Enveric’s issued U.S. Patent No. 12,138,276, which appears relevant to the bretisilocin (GM-2505) molecule acquired by AbbVie, Inc.
●	Continued to strengthen Enveric’s expansive IP portfolio directed to molecules intended to provide non-hallucinogenic treatment options. Multiple patents and notices of allowance were issued for its EVM301 Series, including a novel family of molecules including melatonin receptor-targeting compounds, and for its EVM401 Series

CAMBRIDGE, Mass., March 27, 2026 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company advancing next-generation neuroplastogenic small molecules to address psychiatric and neurological disorders, today provided a corporate update following the filing of its 10-K on Friday, March 27, 2026, which reported financial results for the fourth quarter and year ended December 31, 2025.

CEO Commentary:

“The year 2025 was a year of important scientific progress for Enveric as we further strengthened the mechanistic rationale for our lead candidate, EB-003, a non-hallucinogenic neuroplastogen, being developed for the treatment of underserved mental health conditions,” said Joseph Tucker, Ph.D., Director and CEO of Enveric. “Our research team has continued to produce novel data, confirming EB-003’s dual-mechanism of action and its ability to promote neuroplasticity without hallucinogenic effects in animal models. We are now in the process of completing IND-supporting studies in preparation for submitting an IND application to the FDA, a key milestone that offers the potential to generate value for our stockholders and potentially deliver much-needed innovation to patients with severe and difficult to treat mental health disorders.”

Dr. Tucker added: “Our excitement around EB-003 has been further amplified by recent, independent academic research that has helped to provide additional mechanistic clarity for the field. Researchers have shown intracellular pathways downstream of 5-HT2A in the experimental models, with signal pathways potentially mediating antidepressant- and anxiolytic-like effects, distinct from pathways resulting in hallucinations. These findings from independent researchers are consistent with our strategy of designing non-hallucinogenic neuroplastogens intended to deliver therapeutic benefit without the safety, monitoring, and scalability constraints associated with psychedelic compounds.

“Also in 2025, we were gratified to see positive results from our decision to take a firm stance to defend our intellectual property and protect our discoveries. A Post-Grant Review (PGR) petition filed by Gilgamesh Pharmaceuticals, and ultimately withdrawn by AbbVie, Inc., underscored the significance and breadth of our intellectual property footprint in the field. We believe that our patent portfolio will continue to generate value for our stockholders and support our efforts towards developing novel therapeutics to benefit patients with mental health conditions.”

Dr. Tucker concluded: “In 2026, we are working towards a streamlined IND application for EB-003 in preparation of the initiation of a first-in-human Phase 1 clinical trial. With the dual mechanism of action that engages both 5-HT2A and 5-HT1B receptors, we are optimistic that our research has the potential to profoundly impact mental health disease where innovation has been lacking for decades.”

FOURTH QUARTER, YEAR END, AND RECENT UPDATES

Corporate, Product and Business Development Highlights:

EB-003 Development:

●	Received FDA response allowing for streamlined plans for EB-003 IND submission
●	Successfully completed pre-IND dose range finding studies for EB-003 establishing maximum tolerated dose, supporting progression of EB-003 toward IND-enabling studies and first-in-human clinical trials
●	Reported positive preclinical results for lead drug candidate EB-003, showing statistically significant improvements in a preclinical model of severe chronic depression and despair
●	Announced positive results in treatment in preclinical, exposure-based therapeutic model for post-traumatic stress disorder (PTSD) showing significantly decreased context-induced freezing behavior one-hour post-dose of EB-003
●	Achieved key manufacturing milestones in the chemistry, manufacturing, and controls (CMC) development of EB-003, key steps in scaling production and preparing the drug for required regulatory activities

Discovery:

●	Identified neuroplastogen candidates with potential to promote BDNF signaling, an established therapeutic target for neurodegenerative disease
●	Announced publication of two peer-reviewed articles highlighting novel bioproduction methods for neuropsychiatric drug discovery. Research published in ACS Chemical Biology and BioDesign Research describes new approaches for producing tryptamine and MDMA-derived compounds

Intellectual Property:

●	Vigorously defended intellectual property portfolio, highlighted by withdrawal of the Post-Grant Review (PGR) petition, which had been filed by Gilgamesh Pharmaceuticals pertaining to patents that appear relevant to the bretisilocin (GM-2505) molecule, which was acquired by AbbVie, Inc. in $1.2 billion deal
●	Continued to strengthen expansive IP portfolio and the pipeline of opportunities, receiving multiple patents and notices of allowance

○	Strengthened IP support for the EVM301 Series of compounds with multiple notices of allowance and U.S.patent issuances
○	Unveiled EVM401 Series of compounds in 2025 with four issued U.S. Patents, two of which issued in Q4 alone, for potential next-generation, non-hallucinogenic mescaline derivatives

Corporate & Financial:

●	Executed two licensing agreements with Restoration Biologics LLC, a biotechnology company focused on the treatment of joint disease for cannabinoid-COX-2 conjugate compounds, for pharmaceutical and potential non-pharmaceutical applications
●	Expanded collaboration with TOTEC Pharma LLC, a drug company focused on the development of topical cannabinoid pharmaceutical products, through a trademark license
●	Relocated corporate headquarters to Cambridge, MA to leverage the Greater Boston biotech hub’s scientific and financial ecosystem
●	During the fourth quarter of 2025, the Company raised at total of $4.9 million from a warrant inducement and an at-the-market offering. Total gross proceeds raised during fiscal year 2025 was $12.2 million
●	Completed a reverse stock split of its common stock on October 28, 2025, at a ratio of 1 post-split share for every 12 pre-split shares

FOURTH QUARTER & YEAR END FINANCIAL RESULTS

Net loss attributable to stockholders was $4.0 million for the fourth quarter ended December 31, 2025, including $0.3 million in net non-cash expense, with a basic and diluted loss per share of $6.12, as compared to a net loss of $3.2 million, including $1.0 million in net non-cash income, with a basic and diluted loss per share of $58.06 for the quarter ended December 31, 2024. The Company had cash-on-hand of $4.7 million for the quarter ended December 31, 2025. For the year ended December 31, 2025, the Company raised gross proceeds, through offerings, of $12.2 million.

Subsequent Events

In January 2026, the Company raised gross proceeds of approximately $1.5 million from a registered direct offering and, in February 2026, raised gross proceeds of approximately $1.45 million from an at-the-market offering.

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company focused on developing next-generation, small-molecule neuroplastogenic therapeutics that address unmet needs in psychiatric and neurological disorders. By leveraging a differentiated drug discovery platform and a growing library of protected chemical structures, Enveric is advancing a pipeline of novel compounds designed to promote neuroplasticity without hallucinogenic effects. Enveric’s lead candidate, EB-003, is the first known compound designed to selectively engage both 5-HT₂A and 5-HT₁B receptors to deliver fast-acting, durable antidepressant and anxiolytic effects with outpatient convenience.

For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” “expects” or “does not expect,” “proposes,” “budgets,” “explores,” “schedules,” “seeks,” “sees,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, should, would, or might occur or be achieved. Forward-looking statements may include statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: finalize and submit its IND filing to the U.S. Food and Drug Administration; carry out successful clinical programs; achieve the value creation contemplated by technical developments; avoid delays in planned clinical trials; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations for the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture of product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; secure and enforce legal rights related to Enveric’s products, including patent protection; identify and pursue alternative routes to capture value from its research and development pipeline assets; continue as a going concern; and manage its future growth effectively.

A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission, including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investor Relations

Tiberend Strategic Advisors, Inc.

David Irish

(231) 632-0002

dirish@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

(646) 577-8520

cmcdonald@tiberend.com